SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              CITY HOLDING COMPANY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                 April 12, 1999


To Our Shareholders:

        On behalf of the Board of Directors and management, I cordially invite you to attend the annual meeting of shareholders of City Holding Company to be held at the Charleston Marriott Town Center located at 200 Lee Street East, Charleston, West Virginia 25301, on May 10, 1999, at 3:00 p.m. We look forward to personally greeting those of you who are able to attend the meeting.

        The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

        In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

        It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date, and promptly return the enclosed proxy in the postage-paid envelope provided.

        City Holding thanks you for your consideration and continued support.

                                    Sincerely,


                                    Steven J. Day,
                                    President and Chief Executive Officer,
                                    City Holding Company

                              CITY HOLDING COMPANY
                                25 Gatewater Road
                              Post Office Box 7520
                      Charleston, West Virginia 25356-0520

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 10, 1999

Notice is hereby given that the annual meeting of shareholders of City Holding Company (the "Company") will be held at the Charleston Marriott Town Center located at 200 Lee Street East, Charleston, West Virginia 25301, on May 10, 1999, at 3:00 p.m. for the following purposes:

1. To elect seven Class One (I) directors to serve for a term of one year, eight Class Two (II) directors to serve for a term of two years, and eight Class Three (III) directors to serve for a term of three years. The names of the directors and their respective Classes are set forth in the accompanying proxy statement.

2. To reserve an additional one million (1,000,000) shares of common stock for possible future issuance under the Company's 1993 Stock Incentive Plan.

3. To ratify the Board of Directors' appointment of Ernst & Young LLP as independent auditors of City Holding Company for 1999.

4. To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 9, 1999, are the only shareholders entitled to notice of and to vote at the annual shareholders meeting.

                                            By Order of the Board of Directors,


                                            Victoria A. Evans
                                            Secretary
                                            Dated April 12, 1999



                                    IMPORTANT

Whether you expect to attend the meeting or not, please vote, sign, date, and return the enclosed proxy in the enclosed self-addressed, postage-paid envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                              CITY HOLDING COMPANY
                                25 Gatewater Road
                              Post Office Box 7520
                      Charleston, West Virginia 25356-0520

                                 PROXY STATEMENT

INFORMATION CONCERNING THE SOLICITATION

        This statement is furnished in connection with the solicitation of proxies to be used at the annual shareholders meeting of City Holding Company (the "Company") to be held on May 10, 1999.

        The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

        The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their best efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed, on or about April 12, 1999, to shareholders of record at the close of business on April 9, 1999.

        A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying, in writing, Victoria A. Evans, City Holding Company, P.O. Box 7520, Charleston, West Virginia 25356-0520, by the execution of a proxy with a later date, or by voting in person at the Annual Meeting the shares represented by the proxy. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to such proposals, the proxy will be voted FOR proposals One, Two, and Three.


SHAREHOLDERS' PROPOSALS FOR NEXT ANNUAL MEETING

        Shareholders' proposals intended to be presented at the 2000 annual meeting must be received by the Company no later than December 31, 1999, for inclusion in the Company's proxy statement and form of proxy for that meeting. To be so included, all such submissions must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. The Board of Directors directs the close attention of interested shareholders to that Rule.

OUTSTANDING VOTING SECURITIES

        Only shareholders of record at the close of business on April 9, 1999, are entitled to vote at the annual meeting. On that day, there were issued and outstanding 16,812,944 shares of common stock (after deducting an aggregate of 17,332 shares held in treasury). Each share has one vote. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to approve the proposal to amend the Company's 1993 Stock Incentive Plan and to ratify the appointment of Ernst & Young LLP. Directors are elected by a plurality of the votes cast. In all elections of directors, each shareholder shall have the right to cast one vote for each share of stock owned by him for as many persons as there are directors to be elected, or upon notice to the Company, he may cumulate such votes and give one candidate as many votes as the number of directors to be elected multiplied by the number of his shares of stock or he may distribute them on the same principle among as many candidates and in such manner as he shall desire. If one shareholder has given notice that he intends to cumulate votes, all shareholders may do so. The Proxies may cumulate their votes at their discretion.

        The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. As a consequence, abstentions will be counted as votes against the proposal. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election.

OWNERSHIP OF EQUITY SECURITIES

        The Company's only authorized voting equity security is its Common Stock, par value $2.50 per share (the "Common Stock"). As discussed on the preceding pages, the Company's Common Stock has one vote per share on all matters except the election of Directors.

        The table below presents certain information as of the Record Date regarding beneficial ownership of shares of Common Stock by Directors, nominees for Director, named executive officers, and all Directors and executive officers as a group. The Company knows of no person that owns more than 5% of the outstanding Common Stock.

                                                                               Aggregate
                                 Sole Voting and                               Percentage
            Name                 Investment Power         Other (1)              Owned
------------------------------ --------------------- --------------------- -------------------
Samuel M. Bowling                      24,325                57,917              0.49%
Phillip W. Cain                         4,530                   428              0.03%
Dr. D. K. Cales                        92,152                     -              0.55%
Hugh R. Clonch                         19,240                91,302              0.66%
Steven J. Day                          33,173                20,950              0.32%
William C. Dolin                      128,262                 1,413              0.77%
Robert D. Fisher                        8,498                     -              0.05%
Jay C. Goldman                         10,483                   316              0.06%
David W. Hambrick                      30,327                 2,790              0.20%
David E. Haden                         61,106                    55              0.36%
Frank S. Harkins, Jr.                  16,685                   222              0.10%
Carlin K. Harmon                       33,769                 9,104              0.25%
Tracy W. Hylton II                     11,542                     -              0.07%
C. Dallas Kayser                       33,950                   448              0.20%
Bernard C. McGinnis III                98,325                17,900              0.69%
Thomas L. McGinnis                    121,926                     -              0.73%
Philip L. McLaughlin                   27,847                   199              0.17%
Leon K. Oxley                          27,815                64,968              0.55%
E. M. Payne III                         4,895                51,730              0.34%
Robert T. Rogers                       21,588                 2,721              0.14%
Mark H. Schaul                         28,988                 1,676              0.18%
James E. Songer, Sr.                   52,999                 6,527              0.35%
Albert M. Tieche, Jr.                  28,892                     -              0.17%
Robert A. Henson                        6,570                 8,071              0.09%
John W. Alderman III                    1,020                   161              0.01%
David J. Vida, Jr.                        795                   668              0.01%
Directors and Executive
Officers as a group                   945,326               362,118              7.78%

------------------------------------------------------------------------------------------------------------

(1) Includes shares (a) owned by or with certain relatives; (b) held in various fiduciary capacities; (c) held by certain corporations; (d) held in trust by the Company's 401(k) and Profit Sharing Plan; or (e) held in trust by the Company's Employee Stock Ownership Plan (ESOP).

PROPOSAL TO ELECT DIRECTORS (PROPOSAL 1)

        As a consequence of the merger of the Company and Horizon Bancorp, Inc., which became effective on December 31, 1998, the Company's Board of Directors was increased to twenty-four members. Certain directors of the Company fill twelve seats on the enlarged Board and, as provided in the Merger Agreement with Horizon, twelve were elected by the Company's directors from among the then current directors of Horizon designated by Horizon to serve on the enlarged Board. The reconstituted Board has determined to submit the election of all directors to shareholders at the 1999 annual meeting.

        Historically, the Company's Board has been divided into three classes, with one class elected each year to a three-year term. At this year's meeting, shareholders will elect all directors to either Class I, Class II, or Class III, to serve one-year, two-year, or three-year terms, respectively, as set forth on the enclosed proxy. Following the election of three classes at this year's annual meeting, the Company will revert to its normal practice of electing one class at each year's annual meeting. At the 2000 annual meeting only Class I nominees will be elected to a three-year term; in 2001, Class II will stand for election to a three-year term, and in 2002, Class III will stand for election to a three-year term. The only director of the Board not standing for re-election is William M. Frazier, who retired from the Board of Directors in March 1999 upon reaching the mandatory retirement age of 70. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected, but in the event a nominee is unavailable, proxies will be voted for such substitute nominee as the Board of Directors may designate.


NAME AND PRINCIPAL OCCUPATION OR EMPLOYMENT         AGE      FIRST BECAME A DIRECTOR
------------------------------------------------ ----------- ----------------------------
CLASS I NOMINEES:
James E. Songer, Sr.                                 68      January 1999
Retired,
Songer Insurance, Inc. (Insurance)

Mark H. Schaul                                       68      March 1996
President,
Charmar Realty Company (Real Estate)

David W. Hambrick                                    56      January 1999
Vice President,
City Holding Company

Frank S. Harkins, Jr.                                59      January 1999
Retired,
Bank of Raleigh

Dr. D. K. Cales                                      69      July 1990
Dentist

Albert M. Tieche, Jr.                                45      January 1999
President,
BHI, Inc. (Health Care Related)

Phillip W. Cain                                      46      January 1999
Executive Vice President,
City National Bank


CLASS II NOMINEES:
Leon K. Oxley                                        50      February 1997
Partner,
Frazier & Oxley, LC (Attorney)

William C. Dolin                                     61      January 1999
Retired,
Dolin Supply Co. (Industrial Supplies)

Carlin K. Harmon                                     62      September 1988
Former President and Chief Executive Officer,
First State Bank & Trust

Steven J. Day                                        45      November 1988
President and Chief Executive Officer,
City Holding Company

Tracy W. Hylton, II                                  50      January 1999
President,
Eller, Inc. (Coal)

Thomas L. McGinnis (1)                               50      January 1999
Executive Vice President,
City National Bank

C. Dallas Kayser                                     47      January 1995
C. Dallas Kayser, L.C. (Attorney)

E. M. Payne, III                                     63      January 1999
Partner,
File, Payne, Scherer & File (Attorney)

CLASS III NOMINEES:
Samuel M. Bowling                                    61      March 1983
President, Dougherty Company, Inc. (Mechanical
Contractor) and Vice Chairman of the Board,
City Holding Company

David E. Haden                                       60      January 1998
President, RMI. Ltd. (Insurance)

R. T. Rogers                                         65      January 1999
President and Chief Executive Officer,
R. T. Rogers Oil Co. (Petroleum Marketing)

Jay C. Goldman                                       55      August 1988
President,
Goldman & Associates (Real Estate)

Robert D. Fisher                                     46      August 1994
Partner,
Adams, Fisher & Evans (Attorney)


Philip L. McLaughlin                                 58      January 1999
Chairman of the Board,
City Holding Company

Hugh R. Clonch                                       59      September 1995
President,
Clonch Industries, Inc. (Timber)

B. C. McGinnis, III (1)                              56      January 1999
Vice Chairman of the Board,
City Holding Company

(1) B. C. McGinnis, III and Thomas L. McGinnis are brothers.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

        The full Board of Directors met five times during the fiscal year ended December 31, 1998. The Executive Committee, which consists of a majority of the full Board of Directors, met ten times during the fiscal year ended December 31, 1998. Additionally, the Board of Directors has Audit and Compensation committees. No director attended fewer than 75% of the meetings of the Company's Board of Directors or Executive Committee. Each member of the Audit, Compensation and Nominating committees, respectively, attended each meeting held during 1998.

        During 1998 the Audit Committee included Mark Schaul, Chairman, Dr. D.
K. Cales, and Jack E. Fruth, none of whom is employed by the Company. Mr. Fruth retired from the Board of Directors, effective in December 1998, upon reaching age 70. The Committee met four times during 1998. The Audit Committee recommends engagement of the independent auditors, considers the scope of the audit, reviews the activities and recommendations made by the Company's internal auditors, and considers comments made by the independent auditors with respect to the Company's internal control structure.

        During 1998, the Compensation Committee included Dr. D. K. Cales, Jack
E. Fruth, and Jay C. Goldman, none of whom is employed by the Company. The Compensation Committee makes recommendations to the Board with respect to the compensation of executive officers and certain other officers who participate in the Company's Stock Incentive Plan. The Committee met once during 1998.

        Prior to December 1998, the entire Board of Directors functioned as a nominating committee by considering nominees for election as Directors of the Company. In December 1998, the Board of Directors formed a Nominating Committee and, subsequent to the merger of Horizon Bancorp, Inc. into the Company, increased the size of the Nominating Committee to ten Directors in January 1999. The newly formed Nominating Committee, comprised of Samuel M. Bowling, Hugh R. Clonch, William C. Dolin, Robert D. Fisher, Jay C. Goldman, Tracy W. Hylton, II,
C. Dallas Kayser, E. M. Payne, III, Robert T. Rogers, and James E. Songer, Sr., nominated the Directors and their respective classes, as set forth on the enclosed proxy. Pursuant to the Company's Amended and Restated Bylaws, the Nominating Committee will consider nominees recommended by shareholders if such recommendations are submitted in writing and delivered or sent by first class registered or certified mail to the President of the Company not less than 14 days and no more than 50 days prior to the date of the 2000 Annual Meeting. Such recommendations should include the name, address, occupation and ownership of shares of Common Stock of the nominee, and the name, address and ownership of shares of Common Stock of the nominating shareholder.

COMPENSATION OF DIRECTORS

        In 1998, the Company's Directors who were members of the Executive Committee were paid a fee of $3,500 per quarter, regardless of attendance. The Company's Directors who were not members of the Executive Committee were paid $1,500 per quarter, regardless of attendance. The Audit Committee and Compensation Committee members were paid a fee of $250 for each committee meeting attended. Directors who are also officers of the Company and its subsidiaries receive no compensation for attendance.

EXECUTIVE OFFICERS OF CITY HOLDING COMPANY

At December 31, 1998, the executive officers of the Company were as follows:

STEVEN J. DAY, PRESIDENT AND CHIEF EXECUTIVE OFFICER, 45 - Mr. Day has served as President and Chief Executive Officer of City Holding Company and City National Bank of West Virginia since April 1990.

CARLIN K. HARMON, EXECUTIVE VICE PRESIDENT, 62 - Mr. Harmon has served as President and Chief Executive Officer of First State Bank and Trust since 1972. Mr. Harmon has also served as Executive Vice President of City Holding Company since 1990.

DAVID J. VIDA, JR., PRESIDENT, CITY MORTGAGE SERVICES, 32 - Mr. Vida has served as President of City Mortgage Services, a division of City National Bank of West Virginia, since August 1997. From July 1996 through December 1997, Mr. Vida served as Executive Vice President - Operations of City Mortgage Services. From 1994 through July 1996, Mr. Vida was Vice President - Finance/Operations and a member of the Executive Committee of Prime Financial Corporation, Costa Mesa, California.

JOHN W. ALDERMAN, III, SENIOR VICE PRESIDENT AND CHIEF LEGAL COUNSEL, 34 - Mr. Alderman joined City Holding Company in April 1997 as Vice President and Chief Legal Officer. Prior to joining the Company, Mr. Alderman was an associate at Steptoe & Johnson, Charleston, West Virginia.

ROBERT A. HENSON, CHIEF FINANCIAL OFFICER, 37 - Mr. Henson has served as Chief Financial Officer of City Holding Company since May 1990.

MATTHEW B. CALL, EXECUTIVE VICE PRESIDENT, 41 - Mr. Call joined City Holding Company in August 1994 as Senior Vice President and became Executive Vice President of the Company in January 1998. Prior to joining City Holding Company, he was Senior Vice President and Cashier for Bank One, West Virginia.

F. ERIC NELSON, JR., TREASURER, 37 - Mr. Nelson has been Treasurer and Investment Portfolio Manager of the Company since October 1994. He was Chief Operations Officer and Investment Portfolio Manager from 1992 to 1994.

LARRY L. DAWSON, SENIOR VICE PRESIDENT, 52 - Mr. Dawson has been Senior Vice President of City Holding Company since November 1997. Prior to joining the Company, he was Chairman of the Board, President, and Chief Executive Officer of Wesbanco-Charleston, West Virginia and Vice President of Wesbanco, Inc.

PEGGY L SCHULTZ, VICE PRESIDENT - MARKETING, 51 - Prior to becoming Vice President - Marketing in 1997, Ms. Schultz was Business Development Officer for the Company from 1993 to 1997.

VICTORIA A. EVANS, SENIOR VICE PRESIDENT, 38 - Prior to becoming Senior Vice President in January 1998, Ms. Evans was Vice President of the Company from 1997 through 1998. From 1993 through 1997, Ms. Evans was an Assistant Vice President for the Company.

DAVID E. HADEN, PRESIDENT, RMI, LTD., 60 - Mr. Haden has served as President of RMI, ltd. since 1987. RMI, ltd. was acquired by City National Bank in December 1997 and operates as a division of City National Bank of West Virginia.

JOE L. ELLISON, PRESIDENT, OHIO VALLEY REGION-CITY NATIONAL BANK, 55 -
Mr. Ellison served as President of Peoples Bank of Pt. Pleasant from 1990 through December 1997. In 1998, Mr. Ellison became a division president of City National Bank and is currently President of the Ohio Valley Region of City National Bank of West Virginia.

JEFFREY D. LEGGE, SENIOR VICE PRESIDENT AND DIRECTOR OF DATA PROCESSING, 35 - Mr. Legge served as Assistant Vice President of Data Processing for the Company from 1993 through 1997. From 1997 to 1998, Mr. Legge was Vice President of Data Processing. He became Senior Vice President and Director of Data Processing for the Company in 1998.

EXECUTIVE COMPENSATION

        The following table sets forth the annual compensation for the Company's Chief Executive Officer and the four highest-paid executive officers, as well as the total compensation paid to each individual during the Company's last three fiscal years:

                           Summary Compensation Table
                               Annual Compensation


Name and                                                                  All Other
Principal Position         Year       Salary ($)        Bonus ($) (1)     Compensation(2)
-------------------------- ---------- ----------------- ----------------- -------------------

Steven J. Day              1998        $209,773                (3)             $18,789
                           1997         203,663           107,691               26,485
                           1996         194,057            90,444               23,597


Carlin K. Harmon           1998         167,256                (3)              16,054
                           1997         162,384            86,053               24,021
                           1996         154,726            69,574               23,613


David J. Vida, Jr.         1998         128,750                (3)              17,584
                           1997         125,000            38,500               22,801
                           1996          45,018                 -                    -

John W. Alderman, III      1998         128,750                (3)              16,331
                           1997          83,333            35,000                    -
                           1996                                 -                    -

Robert A. Henson           1998         105,375                (3)              17,006
                           1997         102,306            55,123               24,953
                           1996          97,481            46,302               22,168



(1) Includes bonus awards under the Company's Incentive Plan.
(2) Includes Company matching and profit-sharing contributions under the Company's Profit-Sharing and 401(k) Plan, which was implemented January 1, 1991, and the Company's ESOP, which was implemented January 1, 1996.
(3) For performance in 1998, no bonus awards have been granted to date under the Company's Incentive Plan. The Compensation Committee has deferred the payment of any bonus awards due to the costs incurred by the Company associated with the merger and restructuring charges recorded as a result of the Company's merger with Horizon Bancorp, Inc.

STOCK OPTION GRANTS IN 1998

        The following table sets forth certain information concerning stock options granted during 1998 to the named executive officers:

                                                                         Potential
                                                                     Realizable Value
                                                                     at Assumed Annual
                                                                      Rates of Stock
                        Individual Grants                            Appreciation for
                                                                        Option Term
------------------------------------------------------------------- --------------------
                                    % of
                                    Total
                        Number of   Options
                        Securities  Granted     Exercise
         Name           Underlying  to          Price
                        Options     Employees   per       Expiration
                        Granted     in 1998     Share       Date       5%        10%
----------------------- ----------- ----------- --------- --------- --------- ----------

Steven J. Day               25,900      12.38%     42.75  2/27/2003 $305,879   $675,990

Carlin K. Harmon               719       0.34%     42.75  2/27/2003    8,491     18,766

David J. Vida, Jr.          15,322       7.33%     42.75  2/27/2003  180,953    399,904

John W. Alderman, III       15,229       7.28%     42.75  2/27/2003  179,854    397,477

Robert A. Henson            15,461       7.39%     42.75  2/27/2003  182,594    403,532

AGGREGATED STOCK OPTION EXERCISES IN 1998 AND FISCAL YEAR-END OPTION VALUES

        The following table summarizes options exercised during 1998 and presents the value of unexercised options held by the named executives at December 31, 1998:


                                                      Number of Securities
                                                           Underlying        Value of Unexercised
                                                       Unexercised Options   In-the-Money Options
                                          Value        at Fiscal Year-End     at Fiscal Year-End
                        Shares Acquired   Realized    (#) Exercisable (E)/   ($) Exercisable (E)/
        Name            on Exercise (#)      ($)        Unexercisable (U)      Unexercisable (U)
---------------------- ------------------ ----------- ---------------------- ----------------------

Steven J. Day                  -              -            21,325 (E)             $96,000 (E)
                                                           20,234 (U)                  -

Carlin K. Harmon               -              -               719 (E)                  -

David J. Vida, Jr.             -              -             8,462 (E)             $17,500 (E)
                                                           11,680 (U)                  -

John W. Alderman, III          -              -             9,122 (E)                  -
                                                           13,637 (U)                  -

Robert A. Henson               -              -            11,560 (E)             $58,696 (E)
                                                           11,238 (U)                  -

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised of three outside directors, none of whom serves on the board of any other Committee member's company or organization. The Committee has access to both outside legal counsel and consultants.

TO THE BOARD OF DIRECTORS OF CITY HOLDING COMPANY:

        The Compensation Committee of the Board of Directors of the Company submits the following report of its deliberations with respect to compensation of the Company executives, including the Company's Chief Executive Officer, Mr. Day, for 1998:

        City Holding executives are compensated under the Company's Incentive Plan (the "Incentive Plan") adopted in 1992. The Incentive Plan is designed to link executive compensation to the performance of the Company and to provide levels of compensation adequate to attract and to retain quality management. For 1998, thirty-six members of the Company's consolidated management group, including thirteen members of Executive Management, participated in the Incentive Plan.

        Compensation under the Incentive Plan includes base salaries with provisions for annual increases and bonuses, including stock options, based on individual and corporate performance. Bonuses are paid one-half in cash and one-half in Common Stock, while stock options are awarded at the Committee's discretion. Maximum salary increases (as a percentage of the percentage increase in the Consumer Price Index) and bonuses, including stock options, (as a percentage of salary) are calculated under the Incentive Plan based upon performance as measured by annual return on average assets and return on average equity. The Committee believes that these ratios best measure performance that is likely to translate into increased shareholder value. The Incentive Plan may be amended or rescinded at any time.

        BASE SALARIES. Base salaries for 1998 were determined in accordance with the formula that was adopted as part of the Incentive Plan. The average increase in base pay for 1998 was approximately 2.2%.

        ANNUAL BONUSES. For performance in 1998, no bonus awards have been granted to date. The Committee has deferred the payment of any bonus awards due to the costs incurred by the Company associated with merger and restructuring charges as a result of the Company's merger with Horizon Bancorp, Inc.

                             Respectfully submitted,



                                            Dr. D. K. Cales
                                            Jack E. Fruth
                                            Jay C. Goldman

STOCK INCENTIVE PLAN

        For a description of the Company's 1993 Stock Incentive Plan, see "Proposal to Amend the Company's 1993 Stock Incentive Plan (Proposal 2)." The class of employees eligible to participate in the 1993 Stock Incentive Plan includes Messrs. Day, Harmon, Vida, Alderman, and Henson.

EMPLOYEE BENEFIT PLANS

        Under the Company's Profit Sharing & 401(k) Plan (the "Plan"), a deferred compensation plan under the Internal Revenue code, eligible participants, including Messrs. Day, Harmon, Vida, Alderman, and Henson, may contribute from 1% to 15% of pre-tax earnings to their Plan accounts. Contributions may be invested in any of six investment options as selected by the participant, including Company Common Stock. The Company matches, in its Common Stock, 50% of the first 6% of earnings contributed by each participant. Although the profit sharing features of this Plan remain intact, future profit sharing contributions, if any, are expected to be made to the Employee Stock Ownership Plan.

        City Holding Company's Employees Stock Ownership Plan ("ESOP"), covers all eligible employees, including Messrs. Day, Harmon, Vida, Alderman, and Henson, who have completed one year of service and have attained the age of 21. The ESOP plan was created January 1, 1996, and includes both a Money Purchase and a Stock Bonus feature. Annually, the Company will contribute to the Money Purchase account an amount equal to 9% of eligible compensation. The Stock Bonus account contributions are discretionary and are determined annually by the Company's Board of Directors. For the year ended December 31, 1998, ESOP contributions for Messrs. Day, Harmon, Vida, Alderman, and Henson equaled 9% of the 1998 maximum contribution limit as set forth by the Internal Revenue Service. Contributions to all executive officers of the Company aggregated $149,000, and included contributions of $14,400 each to Messrs. Day, Harmon, Vida, Alderman, and Henson.

STOCK PERFORMANCE GRAPH

        The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to City Holding Company's shareholders during the five-year period ended December 31, 1998, as well as an overall stock market index (The Nasdaq Stock Market Index) and the Company's Peer Group. The Peer Group consists of publicly-traded financial institutions over $1 billion but less than $5 billion in assets headquartered in Ohio, Pennsylvania, Virginia, Kentucky, and Maryland.



                                [GRAPH]

                                1993            1994            1995            1996            1997            1998
                                ----            ----            ----            ----            ----            ----
City Holding                     100            98.84           96.12           110.48          186.61          147.25
Nasdaq - Total US                100            97.75          138.26           170.01          208.58          293.21
SNL $1B - $5B Bank
   Asset-Size Index              100           105.28          141.58           183.54          306.09          305.38
Peer Group                       100            98.08          121.16           139.81          230.54          233.63

EMPLOYMENT AGREEMENTS

        The Company has entered into Employment Agreements with Steven J. Day and Robert A. Henson (individually, the "named executive"). The agreements specify terms of employment, including compensation. The contracts were entered into on December 31, 1998 and terminate on the day next preceding the fifth and third anniversary of the date of the contracts for Mr. Day and Mr. Henson, respectively, except that on each monthly anniversary date, the agreements are automatically extended for an additional month. The agreements provide that if the named executive voluntarily terminates his employment at any time after December 31, 1999, the named executive will be entitled to receive annually 60% of his Termination Compensation, as defined, until the earlier of (i) five years from the date on which the named executive voluntarily terminates employment or
(ii) the date on which the named executive reaches age 65. In the event the named executive's employment is terminated by the Company other than for "just cause", the named executive will receive the highest amount of annual cash compensation received during any of the preceding five calendar years in each year until the end of the term of the agreement. In the event of a change of control of the Company, the named executive may voluntarily terminate employment with the Company up until twenty-four months after the change of control and be entitled to receive in lump sum (i) any compensation due but not yet paid through the date of termination and (ii) an amount equal to Termination Compensation multiplied by a factor of 2.99.

        The Company has also entered into an employment agreement with John W. Alderman, III. This agreement also specifies terms of employment, including compensation. The contract was entered into on April 21, 1997, and terminates forty-five months from that date. The agreement provides that the Company may only terminate the employment of Mr. Alderman for good cause, as defined.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 1998, the Company and its subsidiaries had, and expect to have in the future, banking transactions with officers and directors of the Company, their immediate families and entities in which they are principal owners (more than 10% interest). The transactions are in the ordinary course of business and on substantially the same terms, including interest rates and security, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable factors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company's executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934 (the "Exchange Act") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to City Holding. Based solely upon the review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during 1998, all filing requirements applicable to its officers, directors and 10% shareholders were met, except with respect to two late amendments made to Form 5 filings for F. Eric Nelson, Jr., Treasurer, and Mr. Oxley, reporting the exchange of Horizon Bancorp, Inc. stock for City Holding Company common stock.

PROPOSAL TO AMEND THE COMPANY'S 1993 STOCK INCENTIVE PLAN (PROPOSAL 2)

        The Board of Directors unanimously has approved and recommends amending the Company's 1993 Stock Incentive Plan (the "Stock Incentive Plan") to increase the number of shares of Common Stock issuable under the Stock Incentive Plan from 300,000 to 1,300,000. The Company has adopted the Stock Incentive Plan to attract and provide incentives to key employees.

SHARES SUBJECT TO OPTION; ADMINISTRATION

        The Company's Compensation Committee administers the Stock Incentive Plan. The Committee may delegate its authority to administer the Stock Incentive Plan to an officer of the Company. Under the Stock Incentive Plan as proposed to be amended, a total of 1,300,000 shares of Common Stock will be available for grant, an increase of 1,000,000 shares. This limitation can be adjusted, as the Compensation Committee determines is appropriate, in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar events.

ELIGIBILITY

        Key employees of the Company and its related entities and individuals who provide services to the Company and its related entities are eligible to participate in the Stock Incentive Plan.

PLAN BENEFITS

        The Committee may, from time to time, grant stock options, stock appreciation rights ("SARs"), or stock awards to Stock Incentive Plan participants. Options granted under the Stock Incentive Plan may be incentive stock options ("ISOs") or nonqualified stock options. The Committee will fix the option price at the time the option is granted, but in the case of an ISO, the price cannot be less than the shares' fair market value on the date of grant. The option price may be paid in cash, or, with the Committee's consent, with shares of Common Stock, a combination of cash and Common Stock, or in installments.

        SARs entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant.

        SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.

        Participants may also be awarded shares of Common Stock pursuant to a stock award. The Committee may prescribe that a participant's right in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the participant continue employment with the Company for a specified period or that the Company or the participant achieves stated objectives.

        The Stock Incentive Plan provides that outstanding options and SARs will become exercisable and outstanding stock awards will be earned in full and nonforfeitable upon a change in control.

        A maximum of 300,000 (1,300,000, as proposed to be amended) shares of Common Stock may be issued upon the exercise of options and SARs and stock awards. This limitation can be adjusted, as the Committee determines is appropriate, in the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar events. The terms of outstanding awards also may be adjusted by the Committee to reflect such changes. Primarily due to stock dividends declared in prior years, the maximum number of shares in the Stock Incentive Plan currently total 399,300.

DURATION OF STOCK INCENTIVE PLAN

        No option, SAR or stock award may be granted under the Stock Incentive Plan after March 8, 2003.

TERMINATION, SUSPENSION, OR AMENDMENT OF STOCK INCENTIVE PLAN

        The Company's Board of Directors may, without further action by shareholders, terminate or suspend the Stock Incentive Plan in whole or in part. The Board of Directors may also amend the Stock Incentive Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the Stock Incentive Plan or changes the class of individuals who may be selected to participate in the Plan will become effective until it is approved by shareholders.

FEDERAL INCOME TAX CONSEQUENCES

        The Company has been advised by counsel regarding the federal income tax consequences of the Stock Incentive Plan. No income is recognized by a participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the participant's exercise of the option. Income is recognized by a participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

        No income is recognized upon the grant of a SAR. The exercise of a SAR generally is a taxable event. The participant generally must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of a SAR.

        Income generally is recognized on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant equals the fair market value of the Common Stock received on that date.

        The employer (either the Company or a related entity) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or a SAR, or the vesting of a stock award. The amount of the deduction is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.

RECOMMENDATION

        The Board of Directors unanimously recommends a vote "FOR" amending the Company's 1993 Stock Incentive Plan to increase the number of shares of Common Stock issuable under the Stock Incentive Plan from 300,000 to 1,300,000.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 3)

        Subject to ratification by the Company's shareholders, the Company's Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Company for the year ending December 31, 1999.

        Representatives of Ernst & Young are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

RECOMMENDATION

        The affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young LLP. The Board of Directors unanimously recommends the shareholders vote "FOR" such ratification.

OTHER MATTERS

        As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the meeting. However, if any other matters are brought before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote with respect to such matters in accordance with their best judgment.

                                            By Order of the Board of Directors,



                                            Victoria A. Evans
                                            Secretary
                                            Dated April 12, 1999

                             CITY HOLDING COMPANY
                               25 GATEWATER ROAD
                             POST OFFICE BOX 7520
                     CHARLESTON, WEST VIRGINIA 25356-0520


          PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 10, 1999 (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF CITY HOLDING COMPANY)

     The undersigned shareholder of City Holding Company hereby appoints John
W. Alderman, III and Lathan M. Ewers, Jr. and each of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of City Holding Company held of record by the undersigned on April 9, 1999 at the 1999 Annual Meeting of Shareholders to be held on May 10, 1999 or any adjournment or adjournments thereof.
     Management and the Board of Directors recommends a vote FOR Proposals 1 through 3.

(1) PROPOSAL TO ELECT SEVEN CLASS I DIRECTORS TO SERVE FOR A TERM OF ONE YEAR, EIGHT CLASS II DIRECTORS TO SERVE FOR A TERM OF TWO YEARS AND EIGHT CLASS III DIRECTORS TO SERVE FOR A TERM OF THREE YEARS.

      FOR [ ] (except as marked to the contrary below) WITHHOLD AUTHORITY [ ]


CLASS I: James E. Songer, Sr., Mark H. Schaul, David W. Hambrick, Frank S.
            Harkins, Jr., Dr. D. K. Cales, Albert M. Tieche, Jr., Phillip W.
            Cain

CLASS II: Leon K. Oxley, William C. Dolin, Carlin K. Harmon, Steven J. Day,
                              Tracy W. Hylton, II
            Thomas L. McGinnis, C. Dallas Kayser, E. M. Payne, III

CLASS III: Samuel M. Bowling, David E. Haden, R. T. Rogers, Jay C. Goldman,
                               Robert D. Fisher,
           Philip L. McLaughlin, Hugh R. Clonch, B. C. McGinnis, III


(2) PROPOSAL TO RESERVE AN ADDITIONAL 1,000,000 SHARES OF COMMON STOCK FOR POSSIBLE FUTURE ISSUANCE UNDER THE COMPANY'S 1993 STOCK INCENTIVE PLAN.

     FOR [ ]                    AGAINST [ ]                    ABSTAIN [ ]


TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH
                           THE NOMINEE'S NAME ABOVE.

(3) PROPOSAL TO RATIFY THE BOARD OF DIRECTORS' APPOINTMENT OF ERNST & YOUNG, LLP AS AUDITORS FOR THE COMPANY FOR 1999

     FOR [ ]                    AGAINST [ ]                    ABSTAIN [ ]

(4) IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY
                     ADJOURNMENT OR ADJOURNMENTS THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

                                      Dated ______________________________, 1999


                                    ------------------------------------------
                                      Signature



                                    ------------------------------------------
                                      Signature, if held jointly



                                      Please date and sign exactly as name
                                      appears hereon, If shares are held
                                      jointly, each shareholder should sign.
                                      Agents, executors, administrators,
                                      guardians, trustees, etc. should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by authorized person.
                                      PLEASE MARK, SIGN, DATE AND RETURN THE
                                      PROXY PROMPTLY USING THE ENCLOSED
                                      ENVELOPE.

                                   MEMORANDUM


To:      City Holding Company Employee Stock Ownership Plan Participants

From:    Retirement Plan Committee

Date:    April 12, 1999

RE:      Annual Meeting of Shareholders- Proxy Voting

As a participant in City Holding Company's Employee Stock Ownership Plans (collectively, the "ESOP"), you are entitled to vote the number of shares indicated on the attached proxy. We are pleased to provide you with the enclosed materials, which have also been mailed to all City Holding Company shareholders.

Our ESOP Plan recordkeeper, Benefit Concepts, Inc. has been engaged to assist us with the confidential tabulation of votes received from our ESOP participants. Therefore, please complete the enclosed proxy card, and return it in the blue postage-paid envelope to Benefit Concepts, Inc., so that it is received no later than Thursday, May 6, 1999.

Please note that if you choose to abstain, the effect will be a vote against the proposed items. If you return the card blank, the plan sponsor will record your shares as being voted "FOR" proposals one through three.

Under Internal Revenue Service and Department of Labor regulations, City Holding Company, as plan sponsor, is required to pass the proxy voting rights on to participants on both the Money Purchase ESOP and the Discretionary ESOP. The Company stock held in the Profit Sharing/401(k) Plan, (the "Plan") will be voted by the Trustee of the Plan, in accordance with decisions determined to be in the best interests of all participants. Therefore, the shares indicated on the enclosed proxy card only include the ESOP components of the retirement program.

If you have any questions or comments about the proxy voting or the retirement plans in general, please feel free to contact Victoria Evans at (304) 769-1112.